NewsLine

September 9, 2008
TO ALL MEMBERS:

U.S. TREASURY, HOUSING FINANCE AGENCY ANNOUNCE
FANNIE AND FREDDIE CONSERVATORSHIP

On September 7, 2008, the U.S. Treasury and the Federal Housing Finance Agency (FHFA) announced that Fannie Mae and Freddie Mac were placed into conservatorship, with the FHFA named as conservator. This means that the FHFA, which is also the new regulator of the FHLBanks, will manage Fannie Mae and Freddie Mac in an attempt to stabilize their financial conditions and their ability to support the secondary mortgage market.

While this recent announcement was concerned with addressing the issues at Fannie Mae and Freddie Mac, Treasury Secretary Henry Paulson also announced the establishment of a new secured lending credit facility which will be available to Fannie Mae, Freddie Mac and the FHLBanks. The new facility is intended to serve as a temporary liquidity backstop under authorities granted by Congress in the Housing and Economic Development Act of 2008. Temporary authority for the liquidity facility will expire December 2009. The Cincinnati FHLBank does not currently expect to access funding under the liquidity facility.

FHFA Chairman James Lockhart briefly referenced the positive performance of the FHLBanks in his remarks over the weekend:

“One of the three facilities he (Secretary Paulson) will be mentioning is a secured liquidity facility which will be not only for Fannie Mae and Freddie Mac, but also for the 12 Federal Home Loan Banks that FHFA also regulates. The Federal Home Loan Banks have performed remarkably well over the last year as they have a different business model than Fannie Mae and Freddie Mac and a different capital structure that grows as their lending activity grows. They are joint and severally liable for the Bank System’s debt obligations and all but one of the 12 are profitable. Therefore, it is very unlikely that they will use the facility.”

The Cincinnati FHLBank understands the broad scope of actions taken by Treasury and the FHFA to restore global and domestic investor confidence and help stabilize the housing market. We also appreciate the distinctions made between the business models of Fannie and Freddie and the FHLBanks as Treasury pursues its recently announced course of action. The liquidity facility will involve specific agreements with each of the government-sponsored enterprises, and the FHLBanks will continue to maintain a joint and several liability for only the FHLBank System’s debt obligations.

During this challenging economic cycle, the Cincinnati FHLBank has responded to member demand for record levels of Advances while continuing to provide targeted affordable housing programs, build retained earnings, and pay a competitive dividend on members’ capital stock investment.
We do not expect events of this recent announcement to have an impact on our ability to provide the services you expect from us. If you have any questions on these developments, please contact me or your Member Services representative.

David H. Hehman
President

This notice may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, the effects of economic market conditions on demand for the FHLBank’s products, legislative or regulatory developments concerning the FHLBank System, competitive forces and other risks detailed from time to time in the FHLBank’s filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.